UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
 SECTION 12(g) OF THE EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
   TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE EXCHANGE
                           ACT OF 1934


                                  Commission File Number 0-32121
                                                         -------

                 INOUYE TECHNOLOGIES (CANADA) INC.
                 ---------------------------------
      (Exact name of registrant as specified in its charter)

               1165 West Pender Street, Suite 708
       Vancouver, British Columbia V6E 2P4 (604.801.7409)
       --------------------------------------------------
      (Address, including zip code and telephone number of registrant's principal executive offices)


              Common Stock, no par value per share
              ------------------------------------
    (Title of each class of securities covered by this Form)

                              None
                              ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)     / /         Rule 12h-3(b)(1)(i)  / /
   Rule 12g-4(a)(1)(ii)    / /         Rule 12h-3(b)(1)(ii) / /
   Rule 12g-4(a)(2)(i)     /x/         Rule 12h-3(b)(2)(i)  / /
   Rule 12g-4(a)(2)(ii)    / /         Rule 12h-3(b)(2)(ii) / /
                                       Rule 15d-6           / /

     Approximate number of U.S. shareholders of record as of the certificate or notice date:  40

     Pursuant to the requirements of the Securities Exchange Act of 1934, Inouye Technologies (Canada) Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 17, 2001


By: /s/ Lonnie Hayward
    ------------------------
    Name: Lonnie Hayward
    Title: President